Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

November 1, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Amrose Oil Company, Inc.
Houston, Texas

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 2, Registration Statement under the Securities Act of 1933, filed by Amrose Oil Company, Inc. of our report dated August 14, 2013 relating to the financial statements of Amrose Oil Company, Inc. as of and for the periods ending December 31, 2012 and 2011 and for the period from August 10, 2011 (date of inception) to December 31, 2012, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan